Workstream announces Management Changes

Company adds Sales and Marketing Executives ; Chairman Assumes Duties as Workstream's President and Chief Executive Officer

Maitland, FL November 2, 2009-- Workstream Inc. (Nasdaq: WSTM) announced today that co-founder and Executive Chairman Michael Mullarkey has assumed the duties of President and Chief Executive Officer, effective immediately, replacing Steve Purello.

"Michael is the architect of the Workstream brand and the visionary behind the unique customer experience integral to our company's success," said Thomas Danis. Lead Director of the Board. "The Board believes there is no better person to ensure that Workstream capitalizes on its opportunities and drives value for our shareholders. Furthermore, we remain encouraged by the improvement in the trends in our business as customers continue to respond favorably to our new product roll out ."

Michael Mullarkey, Chairman, President and Chief Executive Officer stated: "It is my firm belief that this company, now 10 years of age, has significant opportunities for substantial growth. The Board of Directors has asked me to return as our leader in order to accelerate the timelines for this growth, and for a return to long-term profitability, which our shareholders so rightfully expect.

Mr. Mullarkey joined Workstream in 2001 as Chief Executive Officer through December 2006. During this period, the Company enjoyed exceptional growth and developed a broad product portfolio that transformed the company into a leading provider in Human Capital Software and consulting services that now spans over 200 Fortune 2000 customers and helps thousands of people take the necessary steps for career transition.

Mr. Purello has resigned from his position as, President and Chief Executive Officer. "I would like to thank Steve for his many contributions," said Mr. Mullarkey. "He has been an outstanding member of our team and we wish him great success in his future endeavors."

Also joining the company with Michael Mullarkey is Andrew Hinchliff, Senior Vice President of North American Sales.  Andrew joins the team for a second round in leading our sales and marketing drive.  From 2000-2003, Mr. Hinchliff held this position when the company was emerging; building and expanding our customer base by transforming businesses, one HR client at a time. Since then, Mr. Hinchliff’s 20 year sales career broadened the scope of his experience at Yellow Pages Group, Iron Mountain and Candour Consulting.  He returns to Workstream prepared and poised for new business.

Andrew and Michael have proven collaborative expertise in the sales and marketing arena, signaling their unswerving confidence in the right leadership. This will move the company forward and returns Workstream’s focus to revenue growth, profitability and, exceeding our customer’s expectation.

About Workstream

Workstream provides on-demand compensation; performance and talent management solutions and services that help companies manage the entire employee lifecycle–from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high-performing workforces, while controlling costs. With offices across North America, Workstream services customers including Kaiser Permanente, Marshfield Clinic, Chevron, The Gap, Nordstrom and several government agencies. For more information visit www.workstreaminc.com or call (407) 475-5500 X712.